The AAL Mutual Funds
625 Fourth Avenue South
Minneapolis, Minnesota 55415

January 30, 2004

The AAL Mutual Funds
625 Fourth Avenue South
Minneapolis, Minnesota 55415

Ladies and Gentlemen:

As counsel to The AAL Mutual Funds, a business trust organized under the laws of the
State of Massachusetts (the "Trust"), I have been asked to render an opinion in connection with Post-Effective Amendment No. 49 under the Securities Act of 1933 to the Registration Statement on Form N-1A (Securities Act File No. 33-12911) to be filed by the Trust with the Securities and Exchange Commission (as amended, the
"Registration Statement").

I wish to advise you that I have examined such documents and questions of law as I have deemed necessary for purposes of this opinion.  Based upon the foregoing, I am of the opinion that:

1.  The Trust has been duly organized and is validly existing pursuant to the laws of the State of Massachusetts;

2.  In its pre-effective Registration Statement, the Trust elected to register an indefinite number of shares pursuant to the provision of Rule 24f-2; and

3.  The shares of beneficial interest of the Funds which are described in the foregoing Registration Statement will, when sold in accordance with the terms of the
    Prospectus and Statement of Additional Information in effect at the time of the sale, be legally issued, fully paid and non-assessable by the Trust.

I consent to this opinion being filed as an exhibit to the foregoing Registration
Statement.

Sincerely,

/s/ Brett L. Agnew
Brett L. Agnew
Senior Counsel and Secretary